Exhibit 99.1

Diodes Incorporated Reports Second Quarter 2015 Financial Results

Achieves 6.4% Sequential Revenue Growth on Continued Strength in Industrial and Automotive Markets

Plano, Texas – August 6, 2015 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported its financial results for the second quarter ended June 30, 2015.

Second Quarter Highlights

•	Revenue was $219.5 million, an increase of 6.4 percent from the $206.2 million in the first quarter 2015 and a decrease of 1.7 percent from the $223.2 million in the second quarter 2014;
•	Gross profit was $69.4 million, compared to $63.9 million in the first quarter 2015 and $70.3 million in the second quarter 2014;
•	Gross profit margin was 31.6 percent, compared to 31.0 percent in the first quarter 2015 and 31.5 percent in the second quarter 2014;
•

GAAP net income was $15.1 million, or $0.31 per diluted share, compared to first quarter 2015 of $11.1 million, or $0.23 per diluted share, and second quarter 2014 of $17.4 million, or $0.36 per diluted share;

•

Non-GAAP adjusted net income was $16.6 million, or $0.34 per diluted share, compared to $12.7 million, or $0.26  per diluted share, in first quarter 2015 and $18.2 million, or $0.38 per diluted share, in second quarter 2014;

•	Excluding $2.5 million, net of tax, non-cash share-based compensation expense, GAAP and non-GAAP adjusted net income would have increased by $0.05 per diluted share; and
•

Achieved $14.4 million of cash flow from operations, and ($9.0) million of free cash flow, including $23.3 million of capital expenditures primarily for the Chengdu site expansion. Net cash flow was ($27.5) million, which includes the pay down of $18.1 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated, “Revenue was up 6.4 percent sequentially due to continued strength in the industrial and automotive markets, especially in Europe where revenue increased 8 percent after growing 14 percent last quarter despite the weak Euro. Our growth this quarter is particularly noteworthy considering the continued weakness in the computing market. Also significant, we improved gross margin 60 basis points sequentially despite pricing pressure in the computing market as we continued to benefit from our product mix improvements and cost reduction efforts.

“As mentioned in the past, we have been strategically focusing our efforts on increasing content in the industrial and automotive markets. We have introduced a growing number of new products that meet the stringent requirements of these markets. In fact, we have now achieved two consecutive quarters of industrial sales exceeding 23 percent of total revenue, and our automotive sales reached 5 percent on record automotive revenue. Additionally, we have expanded our technical and sales resources to deepen relationships with customers in North America and Europe, which we believe will contribute to growth in both the intermediate and long-term.

“We also continue to broaden our product offerings for high-volume portable electronics and are securing an increasing number of design wins in wireless charging as well as the wearables and Internet of Things markets. Although these markets are in the early stages of expansion, Diodes is well positioned to capture share in these growing markets based on our expertise in miniaturized and power efficient packaging.”

Second Quarter 2015

Revenue for the second quarter 2015 was $219.5 million, an increase of 6.4 percent from the $206.2 million in the first quarter 2015 and a decrease of 1.7 percent from the $223.2 million in the second quarter 2014. Revenue was up sequentially due primarily to continued strength in the industrial and automotive markets, which more than offset the softness in the computing market.

Gross profit for the second quarter 2015 was $69.4 million, or 31.6 percent of revenue, compared to the first quarter 2015 of $63.9 million, or 31.0 percent of revenue, and compared to the second quarter 2014 of $70.3 million, or 31.5 percent of revenue.  Gross profit margin was up 60 basis points sequentially due to the continued benefit of product mix improvements and cost reductions.

Operating expenses for the second quarter 2015 were $47.4 million, or 21.6 percent of revenue, compared to $47.0 million, or 22.8 percent of revenue in the first quarter 2015 and $47.2 million, or 21.1 percent of revenue in the second quarter 2014.

Second quarter 2015 GAAP net income was $15.1 million, or $0.31 per diluted share, compared to first quarter 2015 of $11.1 million, or $0.23 per diluted share, and second quarter 2014 of $17.4 million, or $0.36 per diluted share.

Second quarter 2015 non-GAAP adjusted net income was $16.6 million, or $0.34 per diluted share, which excluded, net of tax, $1.5 million of non-cash, acquisition related intangible asset amortization costs.  This compares to non-GAAP adjusted net income of $12.7 million, or $0.26 per diluted share, in the first quarter 2015 and $18.2 million, or $0.38 per diluted share, in the second quarter 2014.

The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
June 30, 2015
GAAP net income	$15,078

GAAP diluted earnings per share	$0.31

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,494

Non-GAAP adjusted net income	$16,572

Non-GAAP adjusted diluted earnings per share	$0.34

(See the reconciliation tables of net income to adjusted net income near the end of the release for further details.)

Included in the second quarter of 2015 GAAP and non-GAAP adjusted net income was approximately $2.5 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share for each of the second quarter 2015, first quarter 2015 and second quarter 2014.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, for the second quarter 2015, was $40.2 million, compared to $35.3 million for the first quarter 2015 and $42.9 million for the second quarter 2014.  For a reconciliation of GAAP net income to EBITDA, see the table near the end of the release for further details.

For the second quarter 2015, net cash provided by operating activities was $14.4 million. Free cash flow was ($9.0) million, which includes $23.3 million of capital expenditures primarily for the Chengdu site expansion. Net cash flow was ($27.5) million, which reflects the pay down of $18.1 million of long-term debt.

As of June 30, 2015, the Company had approximately $220 million in cash, cash equivalents and short-term investments, long-term debt totaled approximately $100 million, and working capital was approximately $508 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Quarterly Report on Form 10-Q for the second quarter of 2015.

Business Outlook

Dr. Lu concluded, “For the third quarter of 2015, we expect revenue to range between $209 million and $225 million, or a decrease of 4.8 percent to an increase of 2.5 percent sequentially. At the midpoint of the guidance, total revenue is projected down 1 percent from the second quarter due to a significant reduction in the revenue associated with assembly test manufacturing services; revenue excluding manufacturing services is projected to grow approximately 3 percent sequentially.  We expect gross margin to be 31.5 percent, plus or minus 2 percent. Operating expenses are expected to be approximately 22.2 percent of revenue, plus or minus 1 percent. We expect our income tax rate to be 26 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 49.6 million.  For 2015, we expect our capital expenditures to be 5 to 9 percent of revenue, excluding the Chengdu site expansion.”

Conference Call

Diodes will host a conference call on Thursday, August 6, 2015 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its second quarter 2015 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 81364333. International callers may join the teleconference by dialing 1-315-625-6979 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until Thursday, August 13, 2015 at midnight Central Time. The replay number is 1-855-859-2056with a pass code of 81364333. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor's SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes' products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas' sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two additional facilities located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai and in Chengdu, China, as well as in Neuhaus and in Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world. For further information, including SEC filings, visit Diodes’ website at www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements regarding our expectation that: we have been strategically focusing our efforts on increasing content in the industrial and automotive markets; we have introduced a growing number of new products that meet the stringent requirements of these markets; additionally, we have expanded our technical and sales resources to deepen relationships with customers in North America and Europe, which we believe will contribute to growth in both the intermediate and long-term; we also continue to broaden our product offerings for high-volume portable electronics and are securing an increasing number of design wins in wireless charging as well as the wearables and Internet of Things markets; although these markets are in the early stages of expansion, Diodes is well positioned to capture share in these growing markets based on our expertise in miniaturized and power efficient packaging; for the third quarter of 2015, we expect revenue to range between $209 million and $225 million, or a decrease of 4.8 percent to an increase of 2.5 percent sequentially; at the midpoint of the guidance, total revenue is projected down 1 percent from the second quarter due to a significant reduction in the revenue associated with assembly test manufacturing services; revenue excluding manufacturing services is projected to grow approximately 3 percent sequentially; we expect gross margin to be 31.5 percent, plus or minus 2 percent; operating expenses are expected to be approximately 22.2 percent of revenue, plus or minus 1 percent; we expect our income tax rate to be 26 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 49.6 million; and for 2015, we expect our capital expenditures to be 5 to 9 percent of revenue, excluding the Chengdu site expansion.  Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; breaches of our information technology systems; and other information including the “Risk Factors,” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehr	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
NET SALES	$219,453	$223,217	$425,634	$433,203

COST OF GOODS SOLD	150,016	152,913	292,284	301,318

Gross profit	69,437	70,304	133,350	131,885

OPERATING EXPENSES
Selling, general and administrative	31,882	33,291	63,613	65,621
Research and development	13,590	12,781	26,899	25,701
Amortization of acquisition related intangible assets	1,880	1,991	3,802	3,973
Loss (gain) on sale of assets	87	(902)	135	(896)
Total operating expenses	47,439	47,161	94,449	94,399

Income from operations	21,998	23,143	38,901	37,486

OTHER INCOME (EXPENSES)
Interest income	244	437	542	834
Interest expense	(757)	(1,154)	(1,821)	(2,415)
Gain (loss) on securities carried at fair value	(125)	1,860	(54)	1,604
Other	(103)	(784)	(348)	(1,014)
Total other income (expenses)	(741)	359	(1,681)	(991)

Income before income taxes and noncontrolling interest	21,257	23,502	37,220	36,495

INCOME TAX PROVISION	5,399	5,651	9,586	8,198

NET INCOME	15,858	17,851	27,634	28,297

Less: NET INCOME attributable to noncontrolling interest	(780)	(466)	(1,424)	(710)

NET INCOME attributable to common stockholders	$15,078	$17,385	$26,210	$27,587

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.31	$0.37	$0.55	$0.59
Diluted	$0.31	$0.36	$0.53	$0.57

Number of shares used in computation
Basic	48,076	46,889	47,872	46,794
Diluted	49,250	48,423	49,091	48,223

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2015:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$15,078

Earnings per share (Per-GAAP)
Diluted			$0.31

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,880	(386)	1,494

Adjusted (Non-GAAP)			$16,572

Diluted shares used in computing earnings per share			49,250

Adjusted earnings per share (Non-GAAP)
Diluted			$0.34

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $2.5 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2014:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$17,385

Earnings per share (Per-GAAP)
Diluted			$0.36

Adjustments to reconcile net income to adjusted net income:

Retention costs	258	(39)	219

Gain on sale of assets	(1,176)	200	(976)

Amortization of acquisition related intangible assets	1,991	(410)	1,581

Adjusted (Non-GAAP)			$18,209
Diluted shares used in computing earnings per share			48,423

Adjusted earnings per share (Non-GAAP)
Diluted			$0.38

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $2.2 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the Six months ended June 30, 2015:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$26,210

Earnings per share (Per-GAAP)
Diluted			$0.53

Adjustments to reconcile net income to adjusted net income:

Retention costs	83	(13)	70

Amortization of acquisition related intangible assets	3,802	(781)	3,021

Adjusted (Non-GAAP)			$29,301

Diluted shares used in computing earnings per share			49,091

Adjusted earnings per share (Non-GAAP)
Diluted			$0.60

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $4.9 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.10 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the Six months ended June 30, 2014:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$27,587

Earnings per share (Per-GAAP)
Diluted			$0.57

Adjustments to reconcile net income to adjusted net income:

Retention costs	948	(143)	805

Gain on sale of assets	(1,176)	200	(976)

Amortization of acquisition related intangible assets	3,972	(826)	3,146

Adjusted (Non-GAAP)			$30,563
Diluted shares used in computing earnings per share			48,223

Adjusted earnings per share (Non-GAAP)
Diluted			$0.63

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $4.3 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.09 per share.

ADJUSTED NET INCOME and ADJUSTED EARNINGS PER SHARE (Non-GAAP)

This consists of generally accepted accounting principles (“GAAP”) net income and earnings per share, which are then adjusted solely for the purpose of adjusting for amortization of acquisition-related intangible assets and retention costs. Excluding the above items provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. The Company excludes the above items to evaluate the Company’s operating performance, to develop budgets, and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results and may differ from measures used by other companies. The Company recommends a review of net income and earnings per share on both a GAAP and non-GAAP basis to obtain a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income and GAAP earnings per share to non-GAAP adjusted net income and non-GAAP adjusted earnings per share.

Retention costs – The Company excluded costs related to the employee retention plan in connection with the acquisition of BCD Semiconductor Manufacturing Limited. The retention payments are payable at the 12, 18 and 24 month anniversaries of the acquisition with the majority of the expense occurring in the second 12 months. Although these retention costs recurred every quarter until the final retention payment was made in second quarter 2015, they are not part of the normal annual salaries and therefore have been excluded. The Company believes the exclusion of this item provides investors an enhanced view of certain costs the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition-related intangible assets – The Company excluded this item, including developed technologies and customer relationships. The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the second quarter 2015 is calculated by subtracting capital expenditures from cash flow from operations.  For the second quarter 2015, FCF was ($9.0) million and represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit and in evaluating companies in our industry, and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income (per-GAAP)	$15,078	$17,385	$26,210	$27,587
Plus:
Interest expense, net	513	717	1,279	1,581
Income tax provision	5,399	5,651	9,586	8,198
Depreciation and amortization	19,198	19,157	38,370	38,333
EBITDA (Non-GAAP)	$40,188	$42,910	$75,445	$75,699

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

ASSETS

(in thousands)

	June 30,	December 31,
	2015	2014
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$194,592	$243,000
Short-term investments	25,844	11,726
Accounts receivable, net	206,637	188,248
Inventories	195,274	182,026
Deferred income taxes, current	11,317	11,295
Prepaid expenses and other	47,882	50,510
Total current assets	681,546	686,805

PROPERTY, PLANT AND EQUIPMENT, net	341,538	309,931

DEFERRED INCOME TAXES, non-current	32,474	32,550

OTHER ASSETS
Goodwill	82,067	81,229
Intangible assets, net	41,278	45,028
Other	26,281	23,614
Total assets	$1,205,184	$1,179,157

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

LIABILITIES AND EQUITY

(in thousands, except share data)

	June 30,	December 31,
	2015	2014
	(unaudited)
CURRENT LIABILITIES
Lines of credit	$979	$1,064
Accounts payable	88,321	79,390
Accrued liabilities	76,957	60,436
Income tax payable	7,187	8,381
Total current liabilities	173,444	149,271

LONG-TERM DEBT, net of current portion	99,684	140,787
OTHER LONG-TERM LIABILITIES	77,115	78,932
Total liabilities	350,243	368,990

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 48,241,281 and 47,591,092 issued and outstanding at June 30, 2015 and December 31, 2014, respectively	32,162	31,729
Additional paid-in capital	330,339	314,942
Retained earnings	516,216	490,006
Accumulated other comprehensive loss	(67,118)	(68,402)
Total Diodes Incorporated stockholders' equity	811,599	768,275
Noncontrolling interest	43,342	41,892
Total equity	854,941	810,167
Total liabilities and equity	$1,205,184	$1,179,157